Exhibit 99.1

Contact:

Will Roberts

Director Corporate Communications

ViroPharma Incorporated

Phone (610) 321-6288

VIROPHARMA ANNOUNCES ADDITIONAL INVESTMENT FOR VANCOCIN SUPPLY

- Company Expands 2004 Manufacturing Agreement with Eli Lilly to Ensure Additional Safety Stock Inventory -

Exton, PA, November 3, 2005 -- ViroPharma Incorporated (Nasdaq: VPHM) today announced the amendment of its manufacturing agreement with Eli Lilly and Company (Lilly) (NYSE: LLY) in order to increase Lilly's supply of Vancocin® to ViroPharma over and above the supply necessary to meet ViroPharma's expectations for product demand. ViroPharma will pay Lilly an additional amount of up to $4.5 million in addition to the original contract price through early 2006. This investment is representative of ViroPharma's effort to anticipate the potential for increased demand for the product, should the incidence and severity of Clostridium difficile infection continue to increase at a higher than expected rate. Vancocin is indicated for the treatment of antibiotic-associated pseudomembranous colitis caused by C. difficile.

This amendment is also intended to provide ViroPharma with an interim second source of supply to augment the company's third party supply chain, which is expected to be qualified during the first half of 2006. Lilly has agreed to continue to manufacture Vancocin through at least September 30, 2006. The amendment does not effect Lilly's obligation to continue to manufacture Vancocin for an agreed upon period of time in the event that the third party supply chain is not qualified.

"While our current supply commitments from Lilly were adequate to provide product above our expectations for product demand, an essential element of our commercialization of Vancocin is also to establish a sufficient safety stock inventory as a precautionary measure," commented Michel de Rosen, ViroPharma's chief executive officer. "We want to ensure that all patients with severe C. difficile disease who need this life saving product have access to it; this amendment with Lilly is important to us and our patients as it helps provide this insurance. In addition, we now anticipate that we will have two manufacturers for the product through the third quarter of next year which should help the transition to our third party supply chain."

ViroPharma expects that this amendment will result in an additional increase of up to $4.5 million in inventory balances over the period of the fourth quarter of 2005 and the first quarter of 2006. The company anticipates that the product manufactured under this expanded agreement will ship to wholesalers during 2006. Future annual guidance for 2006 will reflect this activity.

C. difficile is a bacterium, which under certain circumstances, typically after antibiotic therapy, can colonize the lower gastrointestinal tract where it may produce toxins which cause inflammation of the colon and diarrhea, and the associated complications of disease. Advanced age, gastrointestinal surgery/manipulation, long length of stay in healthcare settings, a serious underlying illness and immunocompromising conditions are associated with increased risk of disease. According to the CDC, there are approximately 3,000,000 cases of antibiotic associated diarrhea per year, of which 15 to 25 percent are caused by C. difficile.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company's website at www.viropharma.com.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including those relating to continued increase in C. difficile disease incidence and severity, and our efforts to increase manufacturing capacity. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The commercialization of pharmaceutical products is subject to risks and uncertainties. There may be decreased rates of infections for which Vancocin is prescribed or changes in the prescribing or procedural practices of infectious disease, gastroenterologists and internal medicine doctors. Moreover, there can also be no assurance that we will be successful in avoiding manufacturing, supply or distribution interruptions, which may result from, among other things, our ability to acquire adequate supplies of Vancocin to meet demand for the product, or difficulties encountered in qualifying a third party supply chain. Such interruptions may result in restrictions on our ability to acquire adequate supplies of Vancocin to meet demand for the product. These factors, and other factors, including, but not limited to those described in ViroPharma's annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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